Contact: Scott N. Greenberg                          John McAuliffe
                  GP Strategies Corporation          GP Strategies Corporation
                  Executive Vice President           Senior Vice President
                  (212) 230-9529                     (410) 290-2708


                GP STRATEGIES ACQUIRES THE DELTAPOINT CORPORATION

FOR IMMEDIATE RELEASE:

New York, New York, July 13, 1998, . . . . GP Strategies  Corporation (NYSE:GPX)
announced today that its wholly-owned subsidiary, General Physics Corporation ("GP") has acquired substantially all of the operations and assets of The Deltapoint Corporation ("Deltapoint"), a Seattle, Washington, based management consulting firm focused on large systems change and lean-enterprise, with primarily fortune 500 clients operating in the aerospace, pharmaceutical, manufacturing, health care and telecommunication industries, for approximately $6.3 million in cash and a future earnout. Deltapoint's annual revenues grew by more than 300% from 1995 through 1997 to approximately $13 million. Based upon current performance it is anticipated that the acquisition of Deltapoint will increase GP Strategies 1999 pretax income by in excess of $1 million after deducting interest and amortization expense.

Jerome I. Feldman, the Chief Executive Officer and President of GP Strategies Corporation, said that "The acquisition of The Deltapoint Corporation and its high caliber cadre of consultants substantially strengthens General Physics Corporation's capability to provide change management and lean-enterprise consulting services on a national scale at the highest level of corporate management, as well as providing immediate diversity into the aerospace industry in the northwestern United States. We are very excited about the prospects for this business as it expands into other parts of the country and into GP's existing client base. This acquisition complements GP's already strong performance improvement services, and should make GP a stronger competitor in the performance improvement marketplace."

GP Strategies Corporation's principal operating subsidiary, General Physics Corporation, now with over 2,100 employees located in more than 75 offices worldwide, provides performance improvement services to Fortune 500 companies, manufacturing and process industries, electric power utilities, and other commercial and governmental customers.




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The   forward-looking   statements   contained  herein  reflect  GP  Strategies'
management's   current  views  with  respect  to  future  events  and  financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to, the risks that the acquisition of The Deltapoint Corporation will not achieve the commercial advantages anticipated by GP Strategies, such as the production of significant revenues or profits for GP Strategies, the successful expansion of Deltapoint's services to other clients and parts of the country, and those risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.






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